GOLDMAN SACHS ETF TRUST

200 West Street

New York, New York 10282

September 11, 2015

VIA EDGAR

Mr. Asen Parachkevov

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549-4644

Re:	Goldman Sachs ETF Trust (the “Trust”), File Nos. 811-23013 and 333-200933
Pre-Effective Amendment No. 3, filed September 11, 2015

Dear Mr. Parachkevov:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Goldman Sachs ETF Trust, a Delaware statutory trust, (the “Trust”) on behalf of its series, Goldman Sachs ActiveBeta® Emerging Markets Equity ETF, Goldman Sachs ActiveBeta® Europe Equity ETF, Goldman Sachs ActiveBeta® International Equity ETF, Goldman Sachs ActiveBeta® Japan Equity ETF, Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF and Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF, hereby respectfully requests acceleration of the effective date of its Registration Statement so that such Registration Statement may be declared effective on September 11, 2015 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

GOLDMAN SACHS ETF TRUST

By:	/s/ Caroline Kraus
Name:	Caroline Kraus
Title:	Secretary

ALPS DISTRIBUTORS, INC.

1290 Broadway, Suite 1100

Denver, Colorado 80203

September 11, 2015

VIA EDGAR

Mr. Asen Parachkevov

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549-4644

Re:	Goldman Sachs ETF Trust (the “Trust”), File Nos. 811-23013 and 333-200933
Pre-Effective Amendment No. 3, filed September 11, 2015

Dear Mr. Parachkevov:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, ALPS Distributors, Inc., in its capacity as distributor of Goldman Sachs ETF Trust, hereby joins in the request of Goldman Sachs ETF Trust on behalf of its series, Goldman Sachs ActiveBeta® Emerging Markets Equity ETF, Goldman Sachs ActiveBeta® Europe Equity ETF, Goldman Sachs ActiveBeta® International Equity ETF, Goldman Sachs ActiveBeta® Japan Equity ETF, Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF and Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF, for acceleration of the effective date of the Registration Statement so that such Registration Statement may be declared effective on September 11, 2015 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	Chief Compliance Officer